Exhibit 10.1

FOURTH AMENDMENT TO LEASE

THIS Fourth Amendment to Lease (this “Amendment”) is made and entered into as of January 14, 2021, by and between WATER GARDEN COMPANY L.L.C., a Delaware limited liability company (“Landlord”) and ENTRAVISION COMMUNICATIONS CORPORATION, a Delaware corporation (“Tenant”).

1.Recitals.

1.1Lease.  Landlord and Tenant are parties to that certain Office Lease dated as of  August 19, 1999 (“Original Lease”), as amended by that certain First Amendment to Lease and Agreement Re: Sixth Floor Additional Space dated as of March 15, 2001 (the “First Amendment”), that certain Second Amendment to Lease dated as of October 5, 2005 (the “Second Amendment”) and that certain Third Amendment to Lease (the “Third Amendment”) dated as of January 31, 2011 (collectively, the “Lease”), pursuant to which Tenant currently leases 16,023 rentable square feet, commonly known as Suite 6000W (referred to herein as the “Existing Premises”), located on the sixth (6th) floor of the West tower of the Building located at 2425 Olympic Boulevard in Santa Monica, California, all as more particularly described therein.  All terms defined in the Lease shall have the same meanings when used in this Amendment, unless a different meaning is clearly expressed herein.

1.2Amendment.  The Lease Term is currently scheduled to expire on January 31, 2021.  Landlord and Tenant have agreed that Tenant will relocate from the Existing Premises to other space in the Building, and the parties desire to amend the Lease to memorialize their agreement regarding such relocation, the extension of the Lease Term in connection therewith, and otherwise amend the Lease, upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

2.Substitution of Premises

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Effective on the New Premises Commencement Date (as defined in Section 3.1(a) below), the term “Premises” as used in the Lease shall mean the 8,670 rentable square feet currently known as Suite 650E (the “New Premises”), located on the sixth (6th) floor of the East tower of the Building.  The outline of the New Premises is set forth in Exhibit “A” attached hereto.  Such Exhibit “A” (i) is intended only to show the general layout of the New Premises as of the date of this Amendment, (ii) does not constitute an agreement, representation or warranty as to the construction of the New Premises, the precise area thereof or the specific location of the Common Areas, (iii) does not supersede any of Landlord’s rights with respect to arrangements and/or locations of public parts of the Project and changes in such arrangements and/or locations, and (iv) is not to be scaled; any measurements or distances shown should be taken as approximate.

3.Term and Delivery of New Premises.

3.1New Premises Term

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(a)Upon the terms and conditions of the Lease as amended by this Amendment, Landlord hereby leases the New Premises to Tenant, and Tenant hereby leases the New Premises from Landlord.  The term of the Lease with respect to the New Premises (the “New Premises Term”) shall commence on the date (the “New Premises Commencement Date”) that is the earlier to occur of (i) the date Tenant first commences to conduct business in any portion of the New Premises, and (ii) seven (7) days following the date of “Substantial Completion of the Tenant Improvements”, as such term is defined in Section 5.1 of Exhibit “B” attached hereto.  The determination of the New Premises Commencement Date is subject to Section 5.2 of Exhibit “B” attached hereto.  Unless sooner terminated pursuant to the Lease (as hereby amended), the New Premises Term shall expire on the date (the “New Premises Expiration Date”) immediately preceding the 60-month anniversary of the New Premises Commencement Date; provided that if the New Premises Commencement Date is not the first day of the month, then the New Premises Expiration Date shall be the last day of the month in which the 60-month anniversary of the New Premises Commencement Date occurs.  Except as expressly set forth in this Amendment, all of the terms and conditions of the Lease shall apply to the New Premises during the New Premises Term, and the “Lease Term” as defined in the Lease shall include the New Premises Term.  During the 7-day period referenced in clause (ii) above (if applicable), all of the provisions of the Lease as amended by this Amendment shall apply with respect to the New Premises, but Tenant shall not be obligated to pay Base Rent or Additional Rent for Project Expenses with respect to the New Premises until the New Premises Commencement Date.

(b)At any time following the New Premises Commencement Date, Landlord may deliver to Tenant a Notice of Lease Term Dates with respect to the New Premises in the form attached hereto as Exhibit “C”, which notice Tenant shall execute and return within ten (10) days after its receipt thereof, and the dates set forth therein shall thereafter be conclusive and binding on Landlord and Tenant.

3.2Acceptance of New Premises

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Except as set forth in Exhibit “B” attached hereto and incorporated herein, Landlord shall have no obligation to provide or pay for any improvement work or services related to the improvement of the New Premises, and Tenant shall accept the New Premises in its AS-IS condition.  Tenant acknowledges and agrees that except as otherwise expressly provided in the Lease as amended hereby, neither Landlord, nor any employee, agent, or representative of Landlord has made or herein makes any representation or warranty concerning the New Premises or the Building or Project, or the suitability of the New Premises or the Building for the conduct of Tenant’s business.  Tenant’s occupancy of the New Premises shall be deemed conclusive evidence of Tenant’s acceptance of the New Premises in accordance herewith, subject to the provisions of Exhibit “B”.

3.3Surrender of the Existing Premises.

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(a)The Lease Term with respect to the Existing Premises is hereby extended to expire on the day immediately prior to the New Premises Commencement Date (the “Existing Premises Termination Date”).  During such extension, all of the terms and conditions of the Lease shall continue to apply with respect to the Existing Premises, including Tenant’s obligation to pay Additional Rent and Tenant’s right to occupy the entirety of the Existing Premises, provided that Tenant shall pay Base Rent for the Existing Premises in the amount of $52,431.95 per month.

(b)No later than the date (the “Existing Premises Final Surrender Date”) that is seven (7) days after the Existing Premises Termination Date, Tenant shall vacate and surrender the Existing Premises to Landlord in accordance with the requirements of the Lease including, without limitation, Section 15.2 of the Original Lease, but Tenant shall not be required to remove communications and computer wires and cables located in or serving the Existing Premises, but if any such removal is undertaken, Tenant shall repair any damage in connection with such removal.  Tenant shall be solely responsible for moving Tenant’s furniture, fixtures, equipment and other personal property to the New Premises and for all costs and expenses associated therewith, and Landlord shall not be responsible for any costs whatsoever associated with Tenant’s relocation. Following the Existing Premises Final Surrender Date, Landlord shall be entitled to lease and/or use the Existing Premises in its discretion, and all of the rights and obligations of Landlord and Tenant under the Lease with respect to the Existing Premises (except for accrued and unpaid or unperformed obligations, including but not limited to Tenant’s surrender obligations) shall expire, subject only to the terms hereof.  If Tenant fails to vacate and surrender the entirety of the Existing Premises as required hereunder by the Existing Premises Final Surrender Date, Article 16 of the Original Lease shall apply with respect to such holdover. The Rent payable for the Existing Premises during such holdover shall be in addition to the Rent payable for the New Premises hereunder.  Notwithstanding Article 2 above, during any holdover of the Existing Premises, the term “Premises” as used in the Lease shall include the Existing Premises and the New Premises.

(c)Nothing in this Section 3.3 shall be construed as a consent by Landlord to any holding over by Tenant in the Existing Premises after the Existing Premises Termination Date, except as expressly set forth in clause (b) above.  During the period prior to the Existing Premises Final Surrender Date, all of the provisions of the Lease shall remain in full force and effect with respect to the Existing Premises, but Tenant shall have no obligation to pay Base Rent or Tenant’s Share of Project Expenses with respect to the Existing Premises after the Existing Premises Termination Date, unless Tenant holds over in the Existing Premises after the Existing Premises Final Surrender Date.

4.Rent for New Premises.

4.1Base Rent

.  Subject to Section 4.3 below, beginning on the New Premises Commencement Date and continuing throughout the New Premises Term, Tenant shall pay monthly Base Rent for the New Premises in the amounts set forth in the table below, in the manner set forth in Article 3 of the Original Lease.  Without limiting the foregoing, if the New Premises Commencement Date falls on a day of the month other than the first day of such month, the Base Rent for such partial month shall be prorated in the manner set forth in Article 3 of the Original Lease.

Period Following New Premises Commencement Date	Monthly Installment of Base Rent*	Monthly Rental Rate per Rentable Square Foot (rounded)
Months 1 – 12	$55,054.50	$6.350
Months 13 – 24	$56,979.24	$6.572
Months 25 – 36	$58,973.34	$6.802
Months 37 – 48	$61,036.80	$7.040
Month 49 – New Premises Expiration Date	$63,169.62	$7.286

*Notwithstanding the foregoing, for each calendar month of the New Premises Term, Tenant shall not be obligated to pay 50% of the Base Rent with respect to 826 rentable square feet of the New Premises attributable to the balcony area, resulting in the following deductions from the monthly Base Rent set forth above:  Months 1 – 12 $2,622.55 per month; Months 13 – 24 $2,714.24 per month; Months 25 – 36 $2,809.23 per month; Months 37 – 48 $2,907.52 per month; and Month 49 – New Premises Expiration Date $3,009.12 per month.  By way of example, the Base Rent for months 1 – 12 after the foregoing deduction shall equal $52,431.95 per month.  With respect to any partial month occurring during the New Premises Term, the deduction amount shall be prorated as provided in Article 3 of the Original Lease.

4.2 Additional Rent

.  During the New Premises Term, Tenant shall pay Additional Rent for the New Premises pursuant to the Lease, including without limitation, Tenant’s Share of Project Expenses in accordance with Article 4 of the Original Lease; provided, however, that the Base Year with respect to the New Premises shall be calendar year 2021, and Tenant’s Share with respect to the New Premises shall be 2.360%.

4.3Base Rent Abatement

.  Provided Tenant is not in default under the Lease as amended hereby (beyond any applicable notice and cure periods), Tenant shall not be obligated to pay Base Rent for the New Premises for months two (2) through five (5) of the New Premises Term (i.e., total abatement of $209,727.80).  During all of the months for which Base Rent is abated hereunder, Tenant shall be and remain obligated to pay all Additional Rent otherwise due under the Lease as amended hereby.

5.Security Deposit.   Landlord and Tenant acknowledge that Landlord currently holds the Security Deposit in the amount of Seventy-Eight Thousand Four Hundred and 54/100 Dollars ($78,400.54).  Landlord shall continue to hold the foregoing Security Deposit throughout the New Premises Term, in accordance with the terms of Article 7 of the Second Amendment.  Article 7 of the Second Amendment is hereby modified so that all references therein to the “Extension Term” shall mean the New Premises Term.

6.Broker.   Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Amendment, excepting only CBRE, Inc. and Jones Lang LaSalle Brokerage, Inc. (collectively, “Broker”), whose commission shall be the responsibility of Landlord pursuant to a separate written agreement, and that they know of no other real estate broker or agent who is entitled to a

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commission in connection with this Amendment.  Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, and costs and expenses (including without limitation reasonable attorneys’ fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of any dealings with any real estate broker or agent, other than Broker, occurring by, through, or under the indemnifying party.

7.New Premises Term Parking.

7.1During the New Premises Term, Tenant shall have the right, but not the obligation, to rent up to twenty-six (26) parking passes (equivalent to 3 parking passes per 1,000 rentable square feet of the New Premises) (referred to herein as the “New Premises Parking Passes”), upon the terms and conditions of this Article 7.  The New Premises Parking Passes shall pertain to unreserved parking in the Project parking facility on a first-come, first-served basis; provided that Tenant shall have the right to convert up to seven (7) of the New Premises Parking Passes to pertain to passes for reserved parking spaces in the Project parking facility, three (3) of which shall be on the “P-1” level (in a location reasonably proximate to the elevators closest to the Premises, if and to the extent such reasonably proximate location is available), and the other four (4) of which shall be on the “P-2” level (in a location reasonably proximate to the elevators closest to the Premises, if and to the extent such reasonably proximate location is available) (the “Reserved Parking Spaces”).  Tenant hereby elects to rent the seven (7) New Premises Parking Passes pertaining to the Reserved Parking Spaces, effective as of the New Premises Commencement Date. At least thirty (30) days prior to the New Premises Commencement Date, Tenant shall notify Landlord of how many of the remaining nineteen (19) New Premises Parking Passes Tenant elects to rent as of the New Premises Commencement Date; Tenant’s failure to do so shall be deemed to be Tenant’s election to rent all nineteen (19) of such New Premises Parking Passes (all of which shall pertain to unreserved parking), plus the seven (7) passes for the Reserved Parking Spaces, as of the New Premises Commencement Date.  Thereafter, from time to time during the New Premises Term upon at least thirty (30) days prior written notice to Landlord, Tenant shall have the right to increase or decrease the amount of the New Premises Parking Passes, unreserved and reserved, rented by Tenant (not to exceed a total of 26, with not more than 7 being for reserved spaces); provided that in the event Tenant reduces the number of Reserved Parking Spaces rented by Tenant during the New Premises Term to less than seven (7), the number of Reserved Parking Spaces to which Tenant has the right under the second sentence of this Section 7.1 will be permanently reduced to the number of Reserved Parking Spaces then rented by Tenant.

7.2Tenant shall pay Landlord on a monthly basis the prevailing rates charged (as such rates may be adjusted from time to time) for parking passes in the Project, plus City of Santa Monica parking taxes, for all parking passes rented by Tenant hereunder.  At any time during the New Premises Term, Landlord shall have the right to convert up to 50% of the parking passes rented by Tenant to passes to be used in tandem parking spaces.  Landlord shall have the right at any time and from time to time during the New Premises Term to use valet assisted parking in all or part of the parking areas.  Tenant’s continued right to use the parking passes is conditioned upon Tenant abiding by all rules and regulations which are prescribed from time to time for the orderly operation and use of the Project parking facility and upon Tenant’s cooperation in seeing that Tenant’s employees and visitors also comply with such rules and regulations.  Landlord specifically reserves the right to change the size, configuration, design, layout and all other aspects

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of the Project parking facility at any time and Tenant acknowledges and agrees that Landlord may, without incurring any liability to Tenant and without any abatement of Rent under the Lease (as hereby amended), from time to time, close-off or restrict access to the Project parking facility for purposes of permitting or facilitating any such construction, alteration or improvements.  Landlord may delegate its responsibilities hereunder to a parking operator in which case such parking operator shall have all the rights of control attributed hereby to the Landlord.

7.3The parking passes rented by Tenant pursuant to this Article 7 are provided to Tenant solely for use by Tenant’s own personnel and such passes may not be transferred, assigned, subleased or otherwise alienated by Tenant without Landlord’s prior approval.  Subject to reasonable rules and regulations for the Building parking facility, including, without limitation, temporary rules and regulations for the purpose of increased security, implemented by Landlord or Landlord’s parking operator, Tenant’s clients and visitors may park in the subterranean Building parking facility at any time, twenty-four hours per day.  From time to time hereafter, Tenant may purchase parking validation booklets at Landlord’s prevailing Building rate for validation booklets.  Tenant shall surrender any unused validation booklets (or portions thereof) upon Lease termination.  Effective as of the New Premises Commencement Date, Article 28 of the Original Lease, Article 8 of the First Amendment, Article 6 of the Second Amendment and Article 6 of the Third Amendment shall be deleted in their entirety, it being the intent of Landlord and Tenant that all terms pertaining to parking following the New Premises Commencement Date shall be as set forth in this Article 7.

8.Option to Extend.

(a)Provided Tenant is not in default under the Lease as amended hereby (after any applicable notice and lapse of applicable cure periods) as of the date of exercise or the end of the New Premises Term, Tenant shall have one (1) option to renew the Lease as amended hereby (“Renewal Option”) for the entire Premises then leased by Tenant for one (1) period of three (3) years (“Renewal Term”), exercisable by giving written notice thereof (“Renewal Notice”) to Landlord of its exercise of the Renewal Option no later than twelve (12) months prior to the expiration of the New Premises Term.

(b)The Base Rent payable for the Premises during the Renewal Term shall be adjusted to the Fair Market Rental Rate (as defined in Section 8(f) below) as of the commencement of the Renewal Term (“Renewal Term Commencement Date”).  Landlord shall give Tenant written notice of Landlord’s determination of the Fair Market Rental Rate for the Renewal Term (“Landlord’s Statement”) within thirty (30) days after Landlord’s receipt of the Renewal Notice (but Landlord shall not be obligated to do so earlier than twelve (12) months prior to expiration of the New Premises Term).  Within fifteen (15) days after Tenant’s receipt of Landlord’s Statement (“Tenant’s Review Period”), Tenant shall give Landlord written notice of its election to either (a) accept the Fair Market Rental Rate set forth in Landlord’s Statement or (b) reject Landlord’s Statement and request that the Fair Market Rental Rate be determined by arbitration pursuant to Section 8(c); provided, however, that prior to submitting the matter to arbitration as herein provided, the parties shall first attempt in good faith to resolve their differences in the determination of the Fair Market Rental Rate for a period of thirty (30) days following Landlord’s receipt of Tenant’s notice of its rejection of Landlord’s statement.  If Tenant fails to give Landlord notice of its acceptance or rejection of Landlord’s Statement by the expiration of Tenant’s Review

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Period, then such failure shall be deemed to be Tenant’s acceptance of the Fair Market Rental Rate set forth in Landlord’s Statement.

(c)If Tenant gives Landlord notice that it elects arbitration pursuant to Section 8(b), and the parties have failed to resolve their differences within the required thirty (30) days thereafter, then, in order to determine the Fair Market Rental Rate, on the day that is the thirty-fifth (35th) day after Landlord’s receipt of Tenant’s written notice of election to arbitrate, Landlord and Tenant shall each simultaneously submit to the other in writing its good faith estimate of the Fair Market Rental Rate (“Good Faith Estimates”).  If the higher of the Good Faith Estimates is not more than one hundred and five percent (105%) of the lower of the Good Faith Estimates, the Fair Market Rental Rate in question shall be deemed to be the average of the submitted rates.  If otherwise, then the rate shall be set by arbitration to be held in Santa Monica, California in accordance with the Real Estate Valuation Arbitration Rules of the American Arbitration Association, except that the arbitration shall be conducted by a single arbitrator selected as follows.  Within five (5) business days after the simultaneous submittal by Landlord and Tenant of their respective Good Faith Estimates, each shall designate a recognized and independent real estate broker who shall have at least ten (10) years’ experience in the leasing of properties similar to and in the vicinity of the Project.  The two individuals so designated shall, within ten (10) business days after the last of them is designated, appoint a third independent broker possessing the aforesaid qualifications to be the single arbitrator, and if they are unable to do so, then the selection shall be made by an arbitrator selected at random by the American Arbitration Association under the Commercial Rules of Arbitration (which arbitrator shall be a real estate lawyer practicing in the greater Los Angeles area with at least ten (10) years of experience in the field of leasing).  The third arbitrator so selected shall, alone, pick one of the two Good Faith Estimates, being the Good Faith Estimate that is closer to the Fair Market Rental Rate as determined by the arbitrator using the definition set forth in Section 8(f).  The parties agree to be bound by the decision of the arbitrator, which shall be final and non-appealable, and shall share equally the costs of arbitration, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

(d)During the Renewal Term, Tenant shall continue to pay Additional Rent in accordance with the provisions of the Lease, as amended hereby.

(e)The Renewal Option set forth in this Article 8 is personal to Entravision Communications Corporation (“Original Tenant”), and may not be assigned, transferred or conveyed to any party, except in connection with an assignment of the Lease in its entirety to an Affiliate pursuant to Section 14.7 of the Original Lease, and may be exercised only if Original Tenant or its Affiliate occupies the entire Premises, without sublease or assignment to any other party.

(f)As used herein, the phrase “Fair Market Rental Rate” shall mean the fair market value rental rate that a comparable tenant would pay and a comparable landlord would accept in an arm’s length transaction, for delivery on or about the applicable delivery or effective date, for non-renewal, non-expansion space in the Project and in Comparable Buildings (as defined in Section 1.1.3 of the Original Lease) (“Comparable Transactions”), provided that any Comparable Transactions in the Project or in Phase II during the preceding 12 month period will be given the most weight in determining the Fair Market Rental Rate when comparing the rental

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rates accepted by owners of the Comparable Buildings.  In any determination of Comparable Transactions, appropriate consideration shall be given to (i)  rental rates per rentable square foot, the standard of measurement by which the rentable square footage is measured, the ratio of rentable square feet to usable square feet, (ii) the type of escalation clauses (including without limitation, operating costs, real estate tax allowances or base year and rental adjustments), (iii) rental abatement or free rent concessions, if any, (iv) brokerage commissions, (v) the length of the term, (vi) the size and location of the premises being leased, (vii) building standard work letters and/or tenant improvement allowances, if any, (viii) the date as of which the Fair Market Rental Rate is to become effective, and (ix) other generally applicable terms and conditions of tenancy for such Comparable Transactions.  The intent is that Tenant will obtain the same rent and other economic benefits that Landlord would otherwise give in Comparable Transactions and that Landlord will make, and receive the same economic payments and concessions that Landlord would otherwise make, and receive in Comparable Transactions.

(g)Section 2.2 of the Original Lease (as amended) is hereby deleted in its entirety, and Tenant’s sole option to renew or extend the Lease shall be as set forth in this Article 8.

9.Civil Code Section 1938.  For purposes of Section 1938 of the California Civil Code, Landlord hereby discloses to Tenant, and Tenant hereby acknowledges, that the Project, the Building, the Existing Premises and the New Premises have not undergone inspection by a Certified Access Specialist (CASp).  As required by Section 1938(e) of the California Civil Code, Landlord hereby states as follows:  “A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law.  Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant.  The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises.”  In furtherance of the foregoing, Landlord and Tenant hereby agree as follows: (i) any CASp inspection requested by Tenant prior to the New Premises Commencement Date shall pertain to the Existing Premises only; (ii) any CASp inspection requested by Tenant on or after the New Premises Commencement Date shall pertain to the New Premises only; (iii) any CASp inspection requested by Tenant shall be conducted, at Tenant's sole cost and expense, by a CASp approved in advance by Landlord; and (iv) Tenant, at its cost, is responsible for making any repairs within the Premises to correct violations of construction-related accessibility standards disclosed by such CASp inspection, in accordance with the terms of Article 8 of the Original Lease. If any such CASp inspection indicates that repairs or modifications are required to cause the areas of the Building outside the Premises to comply with applicable construction-related accessibility standards, and are related to Tenant’s use of the Premises for normal, general office use, with normal occupancy densities (as reasonably determined by Landlord), and Landlord’s failure to make such repairs or modifications would affect Tenant’s use of or occupancy of the Premises, then Landlord (or Tenant, if so elected by Landlord) shall make such repairs or modifications to the Building at Landlord’s sole cost. If any such repairs or modifications to the Building are required as a result of Tenant’s use of the Premises for other than normal, general office use, or by

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Tenant’s higher than normal occupancy density, or if the failure to make such repairs or modifications would not affect Tenant’s use or occupancy of the Premises, then either (A) Tenant shall, at Landlord's option, either perform such repairs at Tenant's sole cost and expense or reimburse Landlord upon demand, as Additional Rent, for the cost to Landlord of performing such repairs, or (B) Landlord may elect not to make such repairs or modifications, and Tenant shall be required to modify its use and occupancy density of the Premises so as to comply with applicable construction-related accessibility standards without such repairs or modifications being made to the Building. Prior to the New Premises Commencement Date, all references in this Article 9 to the “Premises” shall be deemed to mean solely the Existing Premises.  Following the New Premises Commencement Date, all references in this Article 9 to the “Premises” shall be deemed to mean solely the New Premises.

10.Statement of Intent.

(a)Rent From Real Property.

  Landlord has advised Tenant that all rental payable by Tenant to Landlord, which includes all sums, charges, or amounts of whatever nature to be paid by Tenant to Landlord in accordance with the provisions of the Lease as amended by this Amendment, shall qualify as “rents from real property” within the meaning of both Sections 512(b)(3) and 856(d) of the Internal Revenue Code of 1986, as amended (the “Revenue Code”) and the U.S. Department of Treasury Regulations promulgated thereunder (the “Regulations”).  In the event that Landlord, in its sole discretion, determines that there is any risk that all or part of any rental shall not qualify as “rents from real property” for the purposes of Sections 512(b)(3) or 856(d) of the Revenue Code and the Regulations promulgated thereunder, Tenant agrees (i) to cooperate with Landlord by entering into such amendment or amendments as Landlord deems reasonably necessary solely to qualify all rental as “rents from real property,” and (ii) to permit an assignment of the Lease; provided, however, that (I) any adjustments required pursuant to this paragraph shall be made so as to produce the equivalent rental (in economic terms) payable prior to such adjustment; (II) no such amendment shall result in Tenant having to pay in the aggregate more money on account of its occupancy of the Premises under the terms of the Lease, as so amended, and (III) no such amendment shall result in Tenant having greater obligations or liabilities, or receiving less services than previously obligated for or entitled to receive under the Lease, or services of a lesser quality.

(b)Unrelated Business Transaction Income.

  Landlord shall have the right at any time and from time to time to unilaterally amend the provisions of the Lease as hereby amended, if Landlord is advised by its counsel that all or any portion of the monies paid by Tenant to Landlord thereunder are, or may be deemed to be, unrelated business income within the meaning of the Revenue Code or Regulations, and Tenant agrees that it will, at Landlord’s sole cost and expense, execute all reasonable documents or instruments reasonably necessary to effect such amendment or amendments, provided that no such amendment shall result in Tenant having to pay in the aggregate more money on account of its occupancy of the Premises under the terms of the Lease, as so amended, and provided further that no such amendment shall result in Tenant having greater obligations or liabilities, or receiving less services than previously obligated for or entitled to receive under the Lease, or services of a lesser quality.

(c)Services.

  Any services which Landlord is required to furnish pursuant to the Lease may, at Landlord’s option, be furnished from time to time, in whole or in part, by

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employees of Landlord or Landlord’s managing agent (“Managing Agent”) or its employees or by one or more third persons hired by Landlord or Managing Agent, provided, however, in no event shall Landlord be released from the obligation to provide any services that Landlord is expressly required to provide under the Lease.

11.Balcony.  The balcony which constitutes part of the New Premises (such area is labeled as the “patio” on Exhibit “A” attached hereto and referred to herein as the “Balcony”) shall be used by Tenant in a manner consistent with a first-class office complex containing balconies, on the terms and conditions set forth herein and subject to all limitations and restrictions on use of the Premises in the Lease as amended hereby.  Tenant shall not make any improvements to the Balcony.  Tenant shall seek Landlord’s advance written consent to all proposed furniture, fixtures, plants or other items of any kind whatsoever which Tenant desires to affix or to place on the Balcony which are not consistent with customary personal property items located on a balcony of a first-class office complex containing balconies, the parties hereby agreeing that personal property items consistent with customary personal property items located on a balcony of a first-class office complex containing balconies are hereby pre-approved by Landlord, and personal property items substantially similar to those currently located on the balconies of the Existing Premises are hereby pre-approved by Landlord.  In the event of Tenant’s placement of furniture or other items on the Balcony, Tenant does so at its sole risk, and Tenant shall be responsible for maintaining such furniture and other items. Tenant shall not be permitted to display any graphics, signs or insignias or the like on the Balcony.  Tenant shall permit Landlord and its agents access to the Balcony at reasonable times for cleaning, general maintenance and, if applicable, plant maintenance.

12.Notice Addresses.  From and after the New Premises Commencement Date, Tenant’s address for Notices shall be modified to be the address of the New Premises, Attn:  CEO and with a copy to the address of the New Premises, Attn:  General Counsel, unless and until modified pursuant to Section 29.13 of the Original Lease.  From and after the date of this Amendment, Landlord’s address for Notices shall be as follows, unless and until modified pursuant to Section 29.13 of the Original Lease:

J.P. Morgan Asset Management
2029 Century Park East, Suite 4150

Los Angeles, California 90067

Attention:  Lauren B. Graham

and

CBRE, Inc.
1620 26th Street, Suite 1015
Santa Monica, California  90404
Attention:  Property Manager

With a copy to:

Cozen O'Connor
1299 Ocean Avenue, Suite 900
Santa Monica, California 90401
Attention:  Diane Hvolka

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13.Miscellaneous.

13.1Deletion.  Article 22 of the Original Lease (Substitution of Other Premises) is hereby deleted in its entirety.

13.2Section 19.2.1.  In the event of termination of the Lease under Section 19.2.1 of the Original Lease prior to the occurrence of the New Premises Commencement Date, the damages thereunder shall be calculated in the same manner as they would have been calculated if this Amendment documented a typical lease renewal/extension for a 60 month renewal term, except the rent used for purposes of such calculation shall be the rent as set forth in this Amendment for the New Premises, and the extension of the current Lease Term during the period prior to the New Premises Commencement Date as set forth in Section 3.3(a) above shall also be taken into account. In furtherance of the foregoing, such damages under Section 19.2.1 shall be calculated using Landlord’s best, good faith estimate as to when the New Premises Commencement Date would have occurred without regard to Tenant’s default.

13.3New Premises Signage.  Landlord will install, at Tenant’s expense, building standard, multi-tenant signage at the entrance to the New Premises.  Tenant shall have the right to place its name, the names of employees or subtenants on the electronic Building directory board and on any other multi-tenant directory which may become available to serve the tenants of the Building.

13.4Energy Disclosure Requirements.  Tenant acknowledges that from time to time Landlord may be required by law (“Energy Disclosure Requirements”) to disclose information concerning Tenant’s energy usage to certain third parties, including, without limitation, prospective purchasers, lenders and tenants of the Project (“Tenant Energy Use Disclosure”).  To the extent required for Landlord’s compliance with applicable Laws, Tenant shall, at no cost to Tenant, reasonably cooperate with Landlord with respect to any Tenant Energy Use Disclosure.  Without limiting the generality of the foregoing, Tenant shall, within fifteen (15) business days following written request from Landlord, disclose to Landlord all information available to Tenant that is required for Landlord to so comply with applicable laws.  Tenant acknowledges that this information shall be provided on a non-confidential basis and may be provided by Landlord to the applicable utility providers, the California Energy Commission (and other governmental entities having jurisdiction with respect to the Energy Disclosure Requirements), and any third parties to whom Landlord is required by applicable laws to make any Tenant Energy Use Disclosure.

13.5Communications and Computer Lines.  This Section 13.5 shall apply with respect to the New Premises.  Tenant may install, maintain, replace, remove or use any communications or computer wires and cables serving the New Premises (collectively, the “Lines”), provided that (i) Tenant shall obtain Landlord's prior written consent, use an experienced and qualified contractor approved in writing by Landlord, and comply with all of the other provisions of Articles 7 and 8 of the Original Lease, (ii) an acceptable number of spare Lines and space for additional Lines shall be maintained for existing and future occupants of the Project, as determined in Landlord's reasonable opinion, (iii) the Lines therefor (including riser cables) shall

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be appropriately insulated to prevent excessive electromagnetic fields or radiation, shall be surrounded by a protective conduit reasonably acceptable to Landlord, and shall be identified in accordance with the "Identification Requirements," as that term is set forth hereinbelow, (iv) any new or existing Lines servicing the New Premises shall comply with all applicable governmental laws and regulations, (v)  if required by Landlord, Tenant shall remove all Lines installed by or on behalf of Tenant, and repair any damage in connection with such removal, upon the expiration or earlier termination of the Lease as amended hereby (and if Tenant fails to complete such removal and/or to repair any damage caused by the removal of Lines, Landlord may do so and Tenant shall reimburse Landlord for the cost thereof, as an obligation which shall expressly survive termination of the Lease as amended hereby), and (vi) Tenant shall pay all costs in connection therewith.  All Lines shall be clearly marked with adhesive plastic labels (or plastic tags attached to such Lines with wire) to show Tenant's name, suite number, telephone number and the name of the person to contact in the case of an emergency (A) every four (4) feet outside the New Premises (specifically including, but not limited to, the electrical room risers and other Common Areas), and (B) at the Lines' termination point(s) (collectively, the “Identification Requirements”).  Landlord reserves the right to require that Tenant remove any Lines located in or serving the New Premises which are installed in violation of these provisions, or which are at any time in violation of any laws or represent a dangerous or potentially dangerous condition.

13.6Lease Ratified.  Except as specifically amended or modified herein, each and every term, covenant, and condition of the Lease as amended is hereby ratified and shall remain in full force and effect.  References in the Lease to “this Lease” shall hereinafter be deemed to refer to the Lease as amended by this Amendment, unless the context clearly requires otherwise; provided that in the event of a conflict between the terms and conditions of the Lease and the terms and conditions of this Amendment, the terms and conditions of this Amendment shall govern.  To Tenant’s current, actual knowledge, Landlord is not in default under the Lease and has not committed any violation of the Lease which with the passage of time or giving of notice would constitute a default under the Lease.  To Landlord’s current, actual knowledge, Tenant is not in default under the Lease and has not committed any violation of the Lease which with the passage of time or giving of notice would constitute a default under the Lease.

13.7Binding Agreement.  This Amendment shall be binding upon and inure to the benefit of the parties hereto, their legal representatives, successors and permitted assigns.

13.8Counterparts.  This Amendment may be executed electronically, in any number of counterparts, all of which together shall constitute one and the same instrument.

13.9Governing Law.  This Amendment shall be interpreted and construed in accordance with the laws of the State of California.

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

LANDLORD:

WATER GARDEN COMPANY L.L.C.,
a Delaware limited liability company

By: /s/ Lauren B. Graham
Lauren B. Graham
Executive Director, Real Estate

Date Signed:  January 25, 2021___________

TENANT:

ENTRAVISION COMMUNICATIONS CORPORATION,

a Delaware corporation

By: /s/ Walter Ulloa____________________

         Walter Ulloa

          Chairman and Chief Executive Officer

Date Signed: January 19, 2021____________

By: /s/ Christopher Young_______________

        Christopher Young

        Chief Financial Officer

Date Signed: January 22, 2021

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